Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated 30 April 2013 relating to the consolidated financial statements of WPP plc and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of WPP plc for the year ended 31 December 2012, and to the reference to us under the heading “Experts”, which is part of this Registration Statement.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

6 November 2013